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                       May 2, 2024

       Pat Obara
       Chief Financial Officer
       Uranium Energy Corp
       500 North Shoreline, Ste. 800
       Corpus Christi, Texas, USA

                                                        Re: Uranium Energy Corp
                                                            Form 10-K for the
Fiscal Year Ended July 1, 2023
                                                            Filed September 29,
2023
                                                            File No. 001-33706

       Dear Pat Obara:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation